UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

Wesbanco, Inc.

(Exact name of Registrant as Specified in Its Charter)

West Virginia	000-08467	55-0571723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bank Plaza, Wheeling, WV		26003
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (304) 234-9000

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $2.0833 Par Value	WSBC	NASDAQ Global Select Market
Depositary Shares (each representing 1/40th interest in a share of 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A)	WSBCP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed in its proxy statement for the 2020 annual meeting of shareholders, as part of its executive compensation program, Wesbanco, Inc. (“Wesbanco”) provides annual cash incentive awards. For 2020, these awards were made under the annual cash incentive plan of the amended and restated Wesbanco, Inc. Key Executive Incentive Bonus, Option and Restricted Stock Plan (“Incentive Plan”). Consistent with Wesbanco’s general practice, during the first quarter of 2020, the compensation committee (“Committee”) of Wesbanco’s board of directors (“Board”) approved the specific performance metrics – the executive must receive a “fully competent” performance rating and Wesbanco must meet 85% of its “overall corporate goal” applicable to the 2020 cash incentive awards. The 85% threshold was not met and the named executive officers would not have been eligible for a cash incentive award under the Incentive Plan.  For each of the performance metrics, the Committee also approved threshold, target, and maximum payout opportunities. Cash incentive award opportunities were established for Todd F. Clossin, Wesbanco’s Chief Executive Officer, Robert H. Young, Wesbanco’s Senior Executive Vice President and Chief Financial Officer, Jayson M. Zatta, Wesbanco’s Senior Executive Vice President and Chief Banking Officer, Jonathan D. Dargusch, Wesbanco’s Executive Vice President - Wealth Management, and Anthony F. Pietranton, Wesbanco’s Senior Executive Vice President - Human Resources and Facilities (“Named Executive Officers”). Under the Incentive Plan and the applicable award documents, the Committee retains the right to exercise discretion in determining the final amount of the 2020 cash incentive awards.

Largely due to the significant impact of the COVID-19 pandemic (“Pandemic”) on Wesbanco’s business and operations and the economy generally, the threshold payout opportunity for the performance metrics applicable to the 2020 cash incentive awards for the Named Executive Officers was not achieved. On February 17, 2021, the Committee exercised the discretion permitted under the Incentive Plan and the applicable award documents to allow for cash incentive awards to be paid to the Named Executive Officers for 2020 performance. In exercising its discretion, the Committee, in consultation with its counsel, considered a variety of factors, including, among others, the effect of the Pandemic on Wesbanco’s business and operations, the extraordinary efforts of the Named Executive Officers and other members of management to respond timely and successfully to the challenges faced by Wesbanco as a result of the Pandemic, the financial and operational performance of Wesbanco in light of the Pandemic, Wesbanco’s compensation philosophy, and the influence of compensation practices on the ability to attract and retain qualified executive leadership. To determine the final amount of the cash incentive awards, the Committee analyzed Wesbanco’s Core and GAAP EPS, ROAA and efficiency ratio achieved during the year, the impact of the Pandemic on its provision expense in light of the adoption of the Current Expected Credit Loss method, which it adopted effective January 1, 2020, and management’s effective response to meet the challenges of operating during the Pandemic in insuring the safety of its employees and customers while effectively deploying the resources of Wesbanco to assist the communities served by it that were adversely impacted by the Pandemic. As a result of that review, the Committee approved the payment of cash incentive awards for 2020 to the Named Executive Officers in the following amounts: Todd F. Clossin. - $348,279; Robert H. Young - $126,877; Jayson M. Zatta - $146,003; Jonathan D. Dargusch - $103,299; and Anthony F. Pietranton - $78,963. Each of these payments represents approximately 75% of the target payout opportunity for each Named Executive Officer’s 2020 cash incentive award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wesbanco, Inc.
(Registrant)

Date: February 18, 2021	/s/ Robert H. Young
Robert H. Young
Senior Executive Vice President and
Chief Financial Officer